Exhibit 10.23

SPECIAL COMMITTEE COMPENSATION AGREEMENT

                This Agreement (“Agreement”), dated July 1, 2001, is entered into by and between Timothy R. Duoos, a Minnesota resident (“Duoos”), and VirtualFund.com, Inc., a Minnesota corporation (the “Company”).

R E C I T A L S

                WHEREAS, the Company wishes to procure the services of Duoos for the Company as a member of the Special Acquisition/Investment Committee, whether or not Duoos is on the Board of Directors of the Company, and Duoos is willing to provide his services to the Company on the terms and conditions hereinafter set forth.

                NOW THEREFORE, in consideration of the premises recited above and the mutual promises and agreements herein, the parties to this Agreement hereby agree as follows:

1.             Duties.

1.01.        Duties. The Company hereby appoints Duoos as a member of the Special Acquisition/Investment Committee and Duoos hereby accepts his position on such Special Acquisition/Investment Committee on the terms and conditions set forth in this Agreement. Duoos shall have such authority and responsibility, and shall serve in such capacities consistent with that status, as may from time to time be assigned to him by the Board of Directors of the Company.  In connection with his role as a member of the Special Acquisition/Investment Committee, Duoos will work to find a business opportunity, investment or investments, and/or transaction to enhance value for the shareholders of the Company and in connection therewith will:

•                    Contact, discuss and elicit interest from investment bankers, business brokers, accountants, attorneys and other professionals (and spheres of influence) who might help the Company to identify and effectuate a transaction;

•                    Conduct and oversee the due diligence required to analyze transaction options;

•                    Review and analyze proposals for a transaction, both preliminary and firm, that are received from  interested parties;

•                    Present the Board of Directors with details regarding proposed transactions for their consideration and input;

•                    Negotiate the structure of, parameters of and valuation with respect to any transaction;

•                    Negotiate any letters of intent and all other documents necessary to consummate a transaction;

•                    Coordinate all necessary legal, accounting or other necessary professional assistance required to successfully consummate a transaction;

•                    Negotiate with lending or financial institutions or any other sources of capital, if necessary, to successfully consummate a transaction; and

•                    Coordinate all of the activities contemplated in the pursuit of the above responsibilities.

1.02.        Performance of Duties. Duoos shall serve the Company and its subsidiaries faithfully and to the best of his ability, and devote such time as may reasonably be required to the business and affairs of the Company and its subsidiaries during the term of this Agreement.

1.03.        No Other Agreements. Duoos hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement.

2.             Term.  The term of this Agreement shall begin on the date first above written and expire on the date that is three (3) years after such date (even if Duoos ceases to serve as a member of the Board of Directors of the Company during the term of this Agreement), unless this Agreement is terminated earlier in accordance with Section 5.01 hereof.  Except as otherwise specified herein, all rights, duties and obligations of Duoos, including without limitation the compensation and benefits provided in Section 4 of this Agreement, shall commence as of the date first above written.

3.             Location. Duoos shall perform his duties in a location or locations as may be mutually agreed upon by the Company and Duoos.

4.             Compensation and Benefits.

4.01.        Base Compensation. During the Term of this Agreement, the Company shall pay to Duoos base compensation at the rate of not less than $21,667 per month in addition to his regular director fees.  Such base compensation shall be paid at the beginning of each calendar month during the term of this Agreement. Duoos’s base compensation shall be reviewed annually and may be increased (but not decreased).

4.02.        Stock Options.  The Company shall grant to Duoos, on the anniversary date of this Agreement, a stock option under the Company’s Stock Plan to purchase a total of 100,000 shares of the Company’s Common Stock for each year of service during the Term at a price of $0.15 per share, in a manner otherwise consistent with the terms of the Company’s Stock Option Plan.

4.03.        Bonuses and Incentive Compensation.  In addition to the base compensation and the stock options described in Sections 4.01 and 4.02, Duoos shall be eligible to participate in any bonus or performance based incentive compensation plans which are established by the Board of Directors of the Company or provided for by the Board of Directors of the Company in connection with a business opportunity, investment or investments, and/or transaction undertaken or completed by the Company.

4.04.        Expenses.  The Company shall pay or reimburse Duoos for all reasonable and necessary out-of-pocket expenses incurred by him (including, but not limited to, travel, entertainment and moving expenses) in the performance of his duties under this Agreement, subject to the presentment of appropriate vouchers in accordance with the Company’s normal policies for expense verification.

5.             Termination.

5.01.        Termination. Duoos’s duties under this Agreement may be terminated prior to the expiration of the Term set forth in Section 2, in which case the Company will be obligated to compensate Duoos as provided for in Section 5.02:

(a)           Termination upon Death. Duoos’s duties under this Agreement shall terminate upon his death.

(b)           Termination upon Disability. The Company may terminate Duoos’s duties in the event that Duoos is determined to be disabled, as defined in Section 5.03.

(c)           Termination by the Company without Cause.  The Company may terminate Duoos’s duties under this Agreement for any reason or for no reason upon ninety (90) days’ written notice to Duoos.

(d)           Termination by the Company for Cause. The Company may terminate Duoos’s duties under this Agreement for Cause, as defined in Section 5.03, effective immediately upon delivery to Duoos of written notice of such termination; provided, however, that Duoos shall not be terminated for Cause unless and until the Company shall have delivered to Duoos a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Company’s Board of Directors at a meeting called and held for such purpose (after reasonable notice to Duoos and an opportunity for Duoos, together with Duoos’s counsel, to be heard by said Board), finding that, in the good faith opinion of said Board, Duoos’s conduct constitutes Cause for termination and specifying the particulars thereof in detail.

(e)           Termination by Duoos. Duoos may terminate his duties with the Company hereunder at any time (i) for Good Reason, as defined in Section 5.03, effective immediately upon delivery to the Company of written notice of such termination, or (ii) for any reason or for no reason upon ninety (90) days’ written notice to the Company.

(f)            Termination by Mutual Consent. The parties may terminate the their mutual relationship under this Agreement at any time by mutual consent.

5.02.        Compensation Upon Termination.

(a)           Death or Disability. In the event this Agreement is terminated by reason of Duoos’s death or disability, Duoos shall be entitled to payment of compensation earned through the date of termination; payment of any bonus or other incentive compensation for the year in which such death or disability occurs, pro rated for the portion of the year preceding the date of termination; and reimbursement of expenses incurred through the date of termination. Duoos shall not be entitled to receive any compensation, bonus or other payments or benefits under this Agreement with respect to any periods after the date of termination by reason of death or disability.

(b)           Termination by Company without Cause or by Duoos for Good Reason. If Duoos’s duties under this Agreement are terminated by the Company without Cause pursuant to Section 5.01(c) or by Duoos for Good Reason pursuant to Section

5.01(e)(i), Duoos shall be entitled to payment of compensation earned through the date of termination; payment of any bonus or other incentive compensation for the year in which such termination occurs, pro rated for the portion of the year preceding the date of termination; and reimbursement of expenses incurred through the date of termination.  In addition, Duoos shall be entitled to continue to receive, as a severance benefit, payment of his base compensation (at the highest annual rate in effect during the Term of this Agreement) for the remainder of the Term of this Agreement.  In the event Duoos is terminated or chooses to terminate his duties under this Section 5.02(b), the Company must pay all the sums due and owing to him immediately, after an adjustment is made for the acceleration of such payment by the use of a discounted present value rate of eight percent (8.00%).

(c)           Termination by Company for Cause or by Duoos without Good Reason. If Duoos’s duties under this Agreement are terminated by the Company for Cause pursuant to Section 5.01(d), or by Duoos without Good Reason pursuant to Section 5.01(e)(ii), Duoos shall be entitled to payment of compensation earned through the date of termination; payment of any bonus or other incentive compensation for the year in which such termination occurs, pro rated for the portion of the year preceding the date of termination; and reimbursement of expenses incurred through the date of termination. Duoos shall not be entitled to receive any compensation, bonus or other payments or benefits under this Agreement with respect to any periods after the date of termination by the Company for Cause or by Duoos without Good Reason.

5.03.        Definitions.

(a)           Disability. Duoos shall be deemed to be “disabled” if the Board of Directors of the Company (excluding Duoos, if Duoos is a member of the Board of Directors) determines in good faith that Duoos is physically or mentally incapacitated and has been unable for ninety (90) days in any 360-day period to perform his duties under this Agreement. In order to assist the Board of Directors in making that determination, Duoos shall, as reasonably requested by the Board, (i) make himself available for medical examinations by a physician chosen by the Board, and (ii) grant the Board and such physician access to all relevant medical information concerning him, arrange to furnish copies of medical records to them and use his best efforts to cause his own physicians to be available to discuss his health with the Board and the physician appointed by the Board.  If Duoos disagrees with the findings of the Board-appointed physician, he may appoint his own physician to make the relevant determinations as to disability. In the event that the physician appointed by Duoos disagrees with the findings of the Board-appointed physician, the two physicians shall select a third physician whose determination shall be binding.

(b)           Cause. “Cause” shall mean:

(i)            the conviction of Duoos by a court of competent jurisdiction for felony criminal conduct; or

(ii)           the willful engaging by Duoos in fraud or dishonesty which is demonstrably and materially injurious to the Company or its reputation, monetarily or otherwise.

No act, or failure to act, on Duoos’s part shall be deemed “willful” unless committed or omitted by Duoos in bad faith and without a reasonable belief that his act or failure to act was in the best interest of the Company.

(c)           Good Reason. “Good Reason” shall mean the occurrence, without Duoos’s express written consent, of any of the following:

(i)            the assignment to Duoos of any duties inconsistent with Duoos’s status or position with the Company;

(ii)           a reduction by the Company in Duoos’s monthly base compensation;

(iii)          a merger, reverse merger, consolidation, reorganization, recapitalization, business combination or other transaction pursuant to which the Company and/or substantially all of its assets acquires, or is (are) acquired by, or combined with, a third party or third parties or an event or transaction in which either or both the Control Share Acquisition section (Section 302A.671) of the Minnesota Business Corporation Act or its successor section or the Business Combination section (Section 302A.673) of the Minnesota Business Corporation Act or its successor section is implicated or invoked;

(iv)          the involuntary removal by the shareholders of all or a majority of the presently serving Board of Directors of the Company pursuant to action taken at a regularly scheduled shareholders meeting or a special shareholders meeting;

(v)           the taking of any action by the Company which would directly or indirectly materially reduce any of the other benefits described in Sections 4.03 and 4.04 and which remains uncured after thirty (30) days following the delivery of Duoos’s written notice of such breach to the Company; or

(vi)          any material violation of this Agreement by the Company which remains uncured after thirty (30) days following the delivery of Duoos’s written notice of such breach to the Company.

6.             Miscellaneous

6.01.        Idemnification. The Company will pay on behalf of Duoos, and his executors, administrators or assigns, any amount which he is or becomes legally obligated to pay because of any claim or claims made against him because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which he commits or suffers while acting in his capacity as a member of Special Acquisition/Investment Committee of the Company.  The payments which the Company will be obligated to make hereunder shall include, inter alia, damages, judgments, settlements and costs, cost of investigation (excluding salaries of officers or employees of the Company) and costs of defense of legal actions, claims or proceedings and appeals therefrom, and costs of attachment or similar bonds; provided, however, that the Company shall not be obligated to pay fines or other obligations or fees imposed by law or otherwise which it is prohibited by applicable law from paying as indemnity or for any other reason.  If a claim under this Agreement is not paid by the Company, or on its behalf, within ninety (90) days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim.  Costs and expenses (including attorneys’ fees) incurred by Duoos in defending or investigating any action, suit, proceeding or investigation shall be paid by the Company in advance of the final disposition of such matter.

6.02.        Assignment. Neither party may transfer or assign any rights or delegate any obligations hereunder, in whole or in part, whether voluntarily or by operation of law, without the prior written consent of the other party. Any purported transfer, assignment or delegation by either party without compliance with this Section 6.02 will be null and void and of no force or effect. This Agreement shall be binding upon and inure to the benefit of the parties’ successors and lawful assigns.

6.03.        Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or unenforceable or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

6.04.        Complete Agreement. This Agreement and the agreements referenced herein and therein, contain the complete agreement between the parties with respect to the subject matter hereof and thereof, and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof or thereof in any way.

6.05.        Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together, when delivered, will constitute one and the same instrument.

6.06.        Governing Law; Choice of Forum. The internal law, without regard to conflicts of laws principles, of the State of Minnesota will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement. Any and every legal proceeding arising out of or in connection with this Agreement shall be brought in the appropriate courts of the State of Minnesota, and each of the parties hereto consents to the exclusive jurisdiction of such courts.

6.07.        No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there by any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

TIMOTHY R. DUOOS:

/s/ Timothy R. Duoos
Timothy R. Duoos

COMPANY:

VirtualFund.com, Inc., a Minnesota corporation

By:	/s/ John Cavanaugh
Its:	Director